Exhibit 2.5

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

NEW FRONTIER ENERGY, INC.

AMENDING AND RESTATING THE

DESIGNATING THE

PREFERENCES AND RIGHTS

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

($.001 par value per share)

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Pursuant to Section 7-106-102 of the

Colorado Business Corporation Act

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Pursuant to ss. 7-110-106 and part 3 of Article 90 of Title 7, Colorado Revised Statute (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

FIRST: The name of the Corporation is New Frontier Energy, Inc.

SECOND: NEW FRONTIER ENERGY, INC., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), HEREBY CERTIFIES that the following amendment to its Articles of Incorporation was duly adopted on March _, 2004 by the Board of Directors of the Corporation pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, as amended, and by the Colorado Business Corporation Act:

RESOLVED, that the Board of Directors of the Corporation (the "Board of Directors"), pursuant to authority conferred upon the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"). which authorize the issuance of up to 25,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock," which term shall include any additional preferred stock authorized from time to time), does hereby create and provide for the issuance of a series of Preferred Stock and does hereby fix and determine the designations, preferences, limitations and relative rights of such series of Preferred Stock as follows:

1.              Number of Shares, Designations and Issue Price. 100,000 shares of the preferred stock, $.001 par value per share, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The issue price of the Series A Preferred Stock shall be $5.00 per share (the "Issue Price").

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2.              Dividend Provisions.

(a)            The holders of the Series A Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefore, cash dividends at the annual rate equal to eighteen percent (18%) of the Issue Price per share ($.90 per annum), payable monthly, in arrears. Dividends on each share of Series A Preferred Stock shall begin to accrue and shall cumulate from the date of original issue of such share ("Issue Date"), whether or not declared, and shall be payable to the holder of such share on the record date (as defined in Section 2(b) below). The date of regular payment ("Regular Dividend Payment Date") shall be the fifteenth day of the month next following the month for which dividends have not yet been paid. The dividend shall be calculated on the basis of the actual number of days elapsed in the month following the date of original issue or since the date for which dividends were last paid and will be determined by the Board of Directors. Such dividends upon the Series A Preferred Stock shall be cumulative from the date of issue so that if dividends for any past dividend period shall not have been paid, the deficiency shall be fully paid (but without interest), before any dividend shall be paid upon or set apart for the common stock or any other series of preferred stock. Dividends on account of any arrearage for any past dividend periods may be declared and paid at any time, without reference to any Regular Dividend Payment Date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board duly authorized to fix such date by resolution designating such committee. Dividends will be paid in cash.

(b)            Dividends on the Series A Preferred Stock shall be payable to holders of record as they appear on the books of the Corporation as of the close of business on any record date for the payment of dividends. The record dates for payment of dividends shall be the first day of each month following the issue of the Series A Preferred Stock during which the Series A Preferred Stock is outstanding.

(c)            Dividends payable on the Conversion Date (as defined in Section 3(b) below) of the Series A Preferred Stock shall be calculated on the basis of the actual number of days elapsed (including the Conversion Date) over a 365-day year.

(d)            So long as any Series A Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of any capital stock of the Corporation ranking junior to the Series A Preferred Stock so long as any dividends due on the Series A Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) ofal stock of the Corporation ranking junior to the Series A Preferred Stock.

3.              Conversion of Series A Preferred Stock into Common Stock.

(a)            At any time on or after the six-month anniversary of the effective date of the Corporation's Registration Statement on Form SB-2, SEC File No. 333-106832, each holder of shares of Series A Preferred Stock may, at his or her option, convert any or all such shares (in minimum increments of 10,000 shares per exercise if for less than all shares owned) on the terms and conditions set forth in this Section 3, into fully paid and non-assessable shares of common stock, $.001 par value ("Common Stock"). Shares of Series A Preferred Stock are convertible into that number of shares of Common Stock obtained by dividing the Issue Price of the aggregate number of shares of Preferred Stock being converted plus any accrued but unpaid dividends by an amount equal to $2.68.

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(b)            To exercise his conversion privilege, the holder of any shares of Series A Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As soon as practical after the Conversion Date, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (d) of this Section 3. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series A Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

(c)            In the event of any stock dividend on the Common Stock, any stock split, reverse stock split, stock combination, reclassification of the Common Stock, merger, consolidation, or combination of the Corporation with any other corporation or corporations, the conversion rate shall be proportionately adjusted so that the holders of the Series A Preferred Stock after such event shall be entitled to receive upon conversion, the number and kind of shares which such holders would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this paragraph (c).

(d)            No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the Conversion Date. The "Current Market Price" of publicly traded shares of Common Stock for any day shall be deemed to be the daily "Closing Price" for the trading day immediately preceding the Conversion Date. The "Current Market Price" of the Common Stock which is not publicly traded shall mean the greater of (a) the liquidation value as specified herein or (b) fair value thereof as determined by an independent investment banking firm or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors or such committee. The "Closing Price" shall mean the last reported sales price on the principal securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automatic Quotations Systems, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, in the over-the-counter market as furnished by any New York Stock Exchange Member firm selected from time to time by the Corporation for that purpose.

(e)            The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

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(f)            The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the state of its incorporation, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

(g)            If not sooner converted, all shares of Series A Preferred Stock shall automatically convert to common stock on the two-year anniversary of the Issue Date.

(h)            All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.              Redemption.

(a)               The Company may, at its option, from time to time redeem the whole or any part of the shares of Series A Preferred Stock, and the redemption price thereof shall be equal to the Issue Price of the shares so redeemed. plus the amount of unpaid accumulated dividends, if any, to the date of such redemption. The Company may only redeem outstanding shares of Series A Preferred Stock after giving each record holder of Series A Preferred Stock at such holder's last address, as shown on the records of the Company, at least fifteen (15), but not more than fifty (50), days' notice thereof in writing by mail, postage prepaid. In addition, the Company may only redeem the Preferred Stock if at the time notice is given and through and including the date on which the redemption if effective in accordance with this paragraph 4, the Company has in effect a current registration statement with the Securities and Exchange Commission relating to the common stock into which the Preferred Stock is convertible. Except as may be limited herein, all such redemptions of Series A Preferred Stock shall be affected in accordance with any procedure for redemptions set forth in Section 7-106-401 of the Colorado Business Corporation Act. Shares of Series A Preferred Stock which are redeemed shall be restored to the status of authorized but unissued shares but undesignated as to series. There is no mandatory redemption or sinking fund to be established for the redemption of the Series A Preferred Stock.

(b)            On or before the date :fixed for redemption, the Company shall provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) by depositing such stun in a bank or trust company as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender of certificates evidencing the shares of Series A Preferred Stock called for redemption. From and after the date fixed for redemption, (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accumulate, (c) such setting aside or deposit shall be deemed to constitute full payment of the shares. (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders thereof shall have no rights with respect thereto, except the right to receive their proportionate shares of the fund set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest accrued on funds set aside pursuant hereto or deposited shall belong to the Company. If the holders of shares do not, within six (6) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Company the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

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5.              Voting.

(a)            Except as otherwise required by law, the shares of Series A Preferred Stock shall not be entitled to vote on any matters presented at any annual or special meeting of stockholders of the Corporation or to be taken by written consent of the stockholders of the Corporation. Holders of Series A Preferred Stock shall not be entitled to receive notice of any meeting of shareholders of the Company at which they are not entitled to vote.

(b)            The holders of shares of any and all series of Series A Preferred Stock outstanding on the record date for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any proposed amendment to the Company's Articles of Incorporation, and their consent shall be required for any action of the Board of Directors, if such amendment or action would (i) increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, (ii) increase or decrease the Issue Price of shares of Series A Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class of the Corporation into shares of Series A Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series A Preferred Stock herein, (vi) change the shares of Series A Preferred Stock into the same or different number of shares, either with or without par value, of the same class or another class or classes, or (vii) cancel or otherwise affect accumulated but undeclared dividends on the shares of Series A Preferred Stock, and no such proposed amendment or action shall be deemed to have been adopted and approved without the affirmative vote or consent of holders of a majority of shares of Series A Preferred Stock then outstanding.

6.              Liquidation Rights.

(a)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled or receive out of assets of the Corporation available for distribution to stockholders an amount equal to the Issue Price per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution, before any distribution of assets is made to holders of Common Stock or of any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)            Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 6.

7.              Transfer. The Series A Preferred Stock and the shares of Common Stock issuable on conversion thereof may not be transferred without prior compliance with the Securities Act of 1933 and restrictive legends to such effect may be placed upon and stop transfer orders issued with respect to the stock certificates representing such shares. Prior to any conversion of the Series A Preferred Stock into shares of the Common Stock as described in paragraph 3 above, the holders (or any subsequent holders) may only transfer the Series A Preferred Stock in a transaction involving the transfer of all unconverted shares of the Series A Preferred Stock to the subsequent holder.

The name and address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is: David J. Babirarz, 1700 Broadway, Suite 1700, Denver, CO 80290.

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